UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 19, 2010

Cole Credit Property Trust III, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-53960	26-1846406
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2555 East Camelback Road, Suite 400, Phoenix, Arizona 85016
(Address of principal executive offices)
(Zip Code)

(602) 778-8700
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On May 19, 2010, Cole Credit Property Trust III, Inc. (the “Company”), through certain of its wholly-owned subsidiaries, (collectively the “Borrowers”) entered into a mortgage loan agreement with JPMorgan Chase Bank, N.A. (the “Lender”), in the principal amount of approximately $41.6 million (the “Loan”).  The Loan is collateralized by 16 single-tenant commercial properties owned by the Borrowers with an aggregate purchase price of approximately $83.2 million.

The Loan bears interest at a fixed rate of 5.711% per annum with interest-only payments due monthly for the first five years of the loan term.  Thereafter, principal and interest payments are due monthly with any remaining principal amounts due June 1, 2020.

The Borrowers generally do not have the right to prepay the Loan in whole, or in part, prior to June 1, 2012.  The Loan contains certain yield maintenance provisions, which would apply if the Borrowers prepay the Loan, in whole or in part, subsequent to June 1, 2012, but prior to March 1, 2020.  There is no prepayment premium due if the Borrowers prepay the Loans on or subsequent to March 1, 2020. The Loan is non-recourse to the Company and the Borrowers, but each is liable for customary non-recourse carve-outs.  The Loan contains customary financial, affirmative and negative covenants.

Upon the occurrence of an event of default, interest on the Loan will accrue at an annual default interest rate equal to the lesser of 9.711% per annum or the highest rate permitted by the applicable law governing the Loan and any outstanding principal and interest would be payable on demand.

In connection with the Loan, the Company paid its advisor, Cole REIT Advisors III, LLC, a financing coordination fee of approximately $416,000.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this current report on Form 8-K is hereby incorporated by reference into this Item 2.03.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: May 25, 2010	COLE CREDIT PROPERTY TRUST III, INC.
	By:	/s/ D. Kirk McAllaster, Jr.
	Name:	D. Kirk McAllaster, Jr.
	Title:	Executive Vice President and Chief Financial Officer (Principal Financial Officer)